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Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

        This Amendment (this "Amendment") to Rights Agreement (the "Rights Agreement") is effective as of May 9, 2002 by and between Quidel Corporation, a Delaware corporation (the "Company") and American Stock Transfer & Trust Company, a New York corporation (the "Rights Agent"). Capitalized terms used herein but not defined herein shall have their defined meanings set forth in the Rights Agreement.

BACKGROUND

        A.    The Company and the Rights Agent entered into the Rights Agreement effective as of December 31, 1996.

        B.    The Rights Agreement provides that in certain circumstances the acquisition by a person of 15% or more of the shares of Common Stock will cause, in certain circumstances, the exercisability of the Rights.

        C.    The parties desire to amend the terms of the Rights Agreement to permit the beneficial ownership of up to one share less than 20% of the then outstanding shares of Common Stock by Kopp Investment Advisors, Inc. ("KIA"), LeRoy Kopp, an individual ("Kopp"), and their Affiliates (collectively, "Kopp Affiliates") under circumstances described in that certain Standstill Agreement dated as of May 9, 2002, by and among KIA, Kopp and the Company.

AGREEMENT

        NOW, THEREFORE, the parties hereby agree as follows:

        1.    Section 1(o) is hereby deleted in its entirety and the following is inserted in lieu thereof:

          (o)  "EXEMPT PERSON" shall mean the Company, any Subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or any Subsidiary of the Company, or any person or entity organized, appointed, or established by the Company or any Subsidiary of the Company, for or pursuant to the terms of any such plan. "Exempt Person" shall also mean Kopp Investment Advisors, Inc. ("KIA") and its Affiliates and Associates; provided, that, neither KIA nor any of its Affiliates and Associates shall be an Exempt Person at and after such time KIA, together with its Affiliates and Associates (i) is the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, (ii) is the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding and is not permitted to file a Schedule 13G, in lieu of Schedule 13D, pursuant to the Exchange Act and the rules promulgated thereunder, (iii) is the Beneficial Owner of less than 14% of the shares of Common Stock then outstanding at any time after once having been the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, or (iv) is the Beneficial Owner of less than 15% of the shares of Common Stock then outstanding as of any date after August 1, 2002."

        2.    Except as expressly set forth in this Amendment, all other terms of the Rights Agreement shall remain in full force and effect.

        3.    This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

        4.    This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        5.    Certification to Rights Agent. Pursuant to the provisions of Section 27 of the Rights Agreement, in connection with this Amendment, the undersigned officer of the Company certifies that this Amendment complies with the terms of Section 27.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

The "Company":
QUIDEL CORPORATION
By:	/s/ S. WAYNE KAY
Name:	S. Wayne Kay
Title:	President & CEO
The "Rights Agent":
AMERICAN STOCK TRANSFER & TRUST COMPANY
By:	/s/ HERBERT J. LEMMER
Name:	Herbert J. Lemmer
Title:	Vice President

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AMENDMENT TO RIGHTS AGREEMENT
BACKGROUND
AGREEMENT